MANAGEMENT AGREEMENT


         MANAGEMENT AGREEMENT, dated as of March 15, 2001, between SELIGMAN TAX-AWARE FUND, INC. a Maryland corporation (the "Corporation"), and J. & W. SELIGMAN & CO. INCORPORATED, a Delaware corporation (the "Manager").

         In consideration of the mutual agreements herein made, the parties hereto agree as follows:

         1. Duties of the Manager. The Manager shall manage the affairs of the Corporation including, but not limited to, continuously providing the Corporation with investment management services, including investment research, advice and supervision, determining which securities shall be purchased or sold by the Corporation, making purchases and sales of securities on behalf of the Corporation and determining how voting and other rights with respect to securities of the Corporation shall be exercised, subject in each case to the control of the Board of Directors of the Corporation and in accordance with the objectives, policies and principles set forth in the Registration Statement and Prospectus of the Corporation and the requirements of the Investment Company Act of 1940, as amended (the "1940 Act") and other applicable law. In performing such duties, the Manager shall provide such office space, such bookkeeping, accounting, internal legal, clerical, secretarial and administrative services (exclusive of, and in addition to, any such services provided by any others retained by the Corporation) and such executive and other personnel as shall be necessary for the operations of the Corporation. The Corporation understands that the Manager also acts as the manager of all of the investment companies in the Seligman Group.

         Subject to Section 36 of the 1940 Act, the Manager shall not be liable to the Corporation for any error of judgment or mistake of law or for any loss arising out of any investment or for any act or omission in the management of the Corporation and the performance of its duties under this Agreement except for willful misfeasance, bad faith or gross negligence in the performance of its duties or by reason of reckless disregard of its obligations and duties under this Agreement.

         2. Expenses. (a) The Manager shall pay all of its expenses arising from the performance of its obligations under Section 1, and shall pay any salaries, fees and expenses of the directors of the Corporation who are employees of the Manager or its affiliates. Except as otherwise provided in paragraph (b) of this
Section 2, the Manager shall not be required to pay any other expenses of the Corporation, including, but not limited to, direct charges relating to the purchase and sale of portfolio securities, interest charges, credit commitment fees, fees and expenses of independent attorneys and auditors, taxes and governmental fees, cost of stock certificates and any other expenses (including clerical expenses) of issue, sale, repurchase or redemption of shares, expenses of registering and qualifying shares for sale, expenses of printing and distributing reports, notices and proxy materials to shareholders, expenses of corporate data processing and related services, shareholder recordkeeping and shareholder account services, expenses of printing and filing reports and other
documents   filed  with   governmental   agencies,

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expenses  of  printing  and  distributing  prospectuses,  expenses of annual and special shareholders' meetings, fees and disbursements of transfer agents and custodians, expenses of disbursing dividends and distributions, fees and expenses of directors of the Corporation who are not employees of the Manager or its affiliates, membership dues in the Investment Company Institute, insurance premiums and extraordinary expenses such as litigation expenses.

         (b)  Notwithstanding  anything to the contrary in paragraph (a) of this
Section 2, the Manager has agreed that, during the term of this Agreement until October 31, 2002, if the expenses (but excluding any compensation paid to the Manager pursuant to this Agreement, any amounts paid by the Corporation pursuant to the written plan adopted under Rule 12b-1 under the 1940 Act, interest on borrowing, and any extraordinary expenses) exceeds 0.50% (the "Expense Cap") of the Corporation's average net assets (the "Excess Corporation Expenses") in any fiscal year, the Manager shall reimburse the Corporation for an amount equal to the Excess Corporation Expenses.

         3. Compensation. (a) As compensation for the services performed and the facilities and personnel provided by the Manager pursuant to Section 1, the Corporation will pay the Manager promptly after the end of each month a fee, calculated on each day during such month, by multiplying the Applicable Fee Rate (as determined below) by the Corporation's net assets at the close of business on the previous day and dividing the amount so determined by the number of days in the fiscal year. The Applicable Fee Rate shall be:

                  (i) For the period from the commencement of the Corporation's operations through the last day of the calendar month that includes the one-year anniversary of the commencement date, an annual rate of 1.00%.


                  (ii) Thereafter, an annual rate equal to 1.00%, increased or decreased once each month as of the first day of the month (the "Monthly Performance Adjustment").

                  (iii) The "Monthly Performance Adjustment" for each month shall be a percentage rate determined by: (a) taking the difference of (x) the cumulative percentage After-Tax Investment Performance of the Corporation (including dividends and other distributions and net of all expenses, including the fees payable pursuant to this Agreement) over the preceding 12 calendar months (the "Measurement Period"), and (y) the cumulative percentage change in the Russell 1000 Growth Index over the same period (including the value of dividends paid during the period on stocks included in the Index); and (b) multiplying the result by 0.10 and rounding the result to the nearest 0.01%, provided, however, that the maximum Performance Adjustment will not exceed +0.50% or -0.50%.

                  (iv) The "After-Tax Investment Performance" of the Corporation for each Measurement Period shall be calculated in accordance with the formula set forth in Item 21(b)(2) of SEC Form N-1A,
                  or  any  successor   provision   thereto   providing

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                  for the  calculation  of average  annual total  returns  after taxes on distributions (but not taxes on redemptions of shares).

         (b) If the Manager shall serve hereunder for less than the whole of any month, the fee hereunder shall be prorated.

         4. Purchase and Sale of Securities. The Manager shall purchase securities from or through and sell securities to or through such persons, brokers or dealers (including the Manager or an affiliate of the Manager) as the Manager shall deem appropriate in order to carry out the policy with respect to portfolio transactions as set forth in the Registration Statement and Prospectus of the Corporation or as the Board of Directors of the Corporation may direct from time to time. In providing the Corporation with investment management and supervision, it is recognized that the Manager will seek the most favorable price and execution, and, consistent with such policy, may give consideration to the research, statistical and other services furnished by brokers or dealers to the Manager for its use, to the general attitude of brokers or dealers toward investment companies and their support of them, and to such other considerations as the Board of Directors of the Corporation may direct or authorize from time to time.

         Notwithstanding the above, it is understood that it is desirable for the Corporation that the Manager have access to supplemental investment and market research and security and economic analysis provided by brokers who execute brokerage transactions at a higher cost to the Corporation than may result when allocating brokerage to other brokers on the basis of seeking the most favorable price and execution. Therefore, the Manager is authorized to place orders for the purchase and sale of securities for the Corporation with such brokers, subject to review by the Corporation's Board of Directors from time to time with respect to the extent and continuation of this practice. It is understood that the services provided by such brokers may be useful to the Manager in connection with its services to other clients as well as the Corporation.

         The placing of purchase and sale orders may be carried out by the Manager or any wholly-owned subsidiary of the Manager.

         If, in connection with purchases and sales of securities for the Corporation, the Manager or any subsidiary of the Manager may, without material risk, arrange to receive a soliciting dealer's fee or other underwriter's or dealer's discount or commission, the Manager shall, unless otherwise directed by the Board of Directors of the Corporation, obtain such fee, discount or commission and the amount thereof shall be applied to reduce the compensation to be received by the Manager pursuant to Section 3 hereof.

         Nothing herein shall prohibit the Board of Directors of the Corporation from approving the payment by the Corporation of additional compensation to others for consulting services, supplemental research and security and economic analysis.

         5. Term of Agreement. This Agreement shall continue in full force and effect until December 31, 2002, and from year to year thereafter if such continuance is approved in the manner required by the 1940 Act if the Manager shall not have notified the Corporation in

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writing at least 60 days prior to such  December  31 or prior to  December 31 of any year thereafter that it does not desire such continuance. This Agreement may be terminated at any time, without payment of penalty by the Corporation, on 60 days' written notice to the Manager, by vote of the Board of Directors of the Corporation or by vote of a majority of the outstanding voting securities of the Corporation (as defined by the 1940 Act). This Agreement shall automatically terminate in the event of its assignment (as defined by the 1940 Act).

         6. Right of Manager In Corporate Name. The Manager and the Corporation each agree that the word "Seligman", which comprises a component of the Corporation's name, is a property right of the Manager. The Corporation agrees and consents that (i) it will only use the word "Seligman" as a component of its corporate name and for no other purpose, (ii) it will not purport to grant to any third party the right to use the word "Seligman" for any purpose, (iii) the Manager or any corporate affiliate of the Manager may use or grant to others the right to use the word "Seligman", or any combination or abbreviation thereof, as all or a portion of a corporate or business name or for any commercial purpose, including a grant of such right to any other investment company, and at the request of the Manager, the Corporation will take such action as may be required to provide its consent to the use of the word "Seligman", or any combination or abbreviation thereof, by the Manager or any corporate affiliate of the Manager, or by any person to whom the Manager or an affiliate of the Manager shall have granted the right to such use; and (iv) upon the termination of any management agreement into which the Manager and the Corporation may enter, the Corporation shall, upon request by the Manager, promptly take such action, at its own expense, as may be necessary to change its corporate name to one not containing the word "Seligman" and following such change, shall not use the word "Seligman", or any combination thereof, as a part of its corporate name or for any other commercial purpose, and shall use its best efforts to cause its officers, directors and stockholders to take any and all actions which the Manager may request to effect the foregoing and to reconvey to the Manager any and all rights to such word.

         7. Miscellaneous. This Agreement shall be governed by and construed in accordance with the laws of the State of New York. Anything herein to the contrary notwithstanding, this Agreement shall not be construed to require, or to impose any duty upon either of the parties, to do anything in violation of any applicable laws or regulations.




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         IN WITNESS  WHEREOF,  the  Corporation and the Manager have caused this
Agreement to be executed by their duly authorized officers as of the date first above written.

                           SELIGMAN TAX-AWARE FUND, INC.


                           By       /s/ William C. Morris
                              --------------------------------------------------
                                    William C. Morris
                                    Chairman and Chief Executive Officer


                           J. & W. SELIGMAN & CO. INCORPORATED


                           By       /s/ Brian T. Zino
                              --------------------------------------------------
                                    Brian T. Zino
                                    President


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